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                                 EXHIBIT 99.1
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                                 PRESS RELEASE


                                                           For immediate release
                                  Contact: John S. Hastings, Halter Marine Group
                                                                  (228) 897-4987

                          HALTER CONFIRMS DISCUSSIONS

GULFPORT, MS, MAY 27, 1999 -- Halter Marine Group, Inc. (AMEX: HLX) today confirmed that the company is engaged in discussions with a company involved in the oilfield service industry regarding a possible stock-for-stock business combination.

The company emphasized that there can be no assurance that these discussions will result in a transaction. The company further emphasized that if a transaction were to occur, there can be no assurance that it would be at a premium over current market prices.

The company further stated that it will issue no additional comment until the discussions are either terminated or completed.

Halter Marine Group, Inc. is the world's foremost provider of design, construction, repair and conversion services for vessels, offshore drilling rigs and engineered products serving the offshore energy industry. Its vessel segment is also a leading provider of small to medium-sized ocean-going vessels for government/military and commercial markets. Halter Marine Group, Inc. meets its customer requirements through multiple domestic production facilities and international ventures, a domestic workforce of approximately 7,500 skilled craftsmen, engineers and administrative personnel, and a reputation for quality and performance that is unsurpassed.

Certain statements (other than statements of historical fact) contained in this announcement are forward-looking statements. Forward-looking statements are generally accompanied by words such as "anticipate," "believe," "estimate" or "expect" or similar statements. Although Halter Marine Group, Inc. believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. All forward-looking statements in this announcement are expressly qualified in their entirety by the cautionary statements in this paragraph.

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